Exhibit 99.1

Mitesco Appoints Mr. Allen Plunk to its Board of Directors

Minneapolis, MN, July 18, 2023 (GLOBE NEWSWIRE) -- via NewMediaWire  -- Mitesco, Inc. (OTCQB: MITI and www.mitescoinc.com, the “Company” or “Mitesco”) today announced that effective today, it has appointed Mr. Allen Plunk to its Board of Directors. This follows a recent assessment of its healthcare operations and coincides with its decision to place new emphasis on building out its acquisition of healthcare technology and services entities.

Ms. Shelia Schweitzer, Chairman of the Board for Mitesco, commented, “Allen is a senior executive with over 30 years of delivering global technology and technology-enabled services – the last 15 years focused on healthcare technology and services. He has a proven ability to scale and grow organizations from start-up to $1B in annual revenue.  I have known him personally and professionally for over 15 years, and I believe he can help fashion a successful approach for sustainable growth using our public company status.”

Mr. Lawrence Diamond, CEO of Mitesco said, “We are glad to have Allen join the Board. His expertise in finance and operations will enhance the Company’s efforts as we evaluate acquisitions and work to turn around the company.”

Mr. Plunk, age 52, has since 2017 served as Senior Vice President and divisional General Manager for NextGen Healthcare. As part of the Executive Management team to help accelerate growth and streamline operations - holding roles managing NextGen’s Revenue Cycle Management business, Clearinghouse Solutions, and other senior Operational roles.

During 2015 and 2016 he was a Strategic Advisor for PatientMatters, a start-up focused on patient financial management for hospitals, which is a growing challenge for hospitals requiring new and innovative solutions to be brought to the marketplace. In his role, he provided guidance to the Board of Directors, CEO and Founder on the company’s strategy and appropriate next steps for the organization.

Starting in 2007 Mr. Plunk joined CareMedic Systems where he led all operations and finance functions of this private equity-backed (Oak Investment Partners as lead investor) revenue cycle technology and services company from 2007 through Optum’s purchase of the business in December 2009.

After Optum acquired CareMedic Systems in 2009, remained on board as a member of the senior executive leadership team creating Optum’s strategy to enter and grow a revenue cycle technology and managed services business, a division now known as Optum360. He was instrumental in multiple strategic acquisitions aggregating over $750 million of invested capital from 2009 and 2015 to build one of the world’s leading healthcare revenue cycle technology and technology-enabled service organizations.

Prior to 2007, Mr. Plunk was in senior management roles at various public and private companies including Viewlocity,  a Battery Venture backed start-up, and Unicomp He began his career at Coopers and Lybrand in 1992 in public accounting.

The Company also notes that it filed its Form 10K for the period ended December 31, 2022, and its Form 10Q for the period ended March 31, 2023, and June 30, 2023, are in process.

About Mitesco Inc.
Mitesco is building a next-generation healthcare solution, providing healthcare services and technology to make healthcare more accessible, higher quality, and more affordable. The Mitesco team has extensive experience in building successful growth situations within the healthcare industry, using both organic and acquisition growth strategies. Mitesco embraces that when consumers' expectations are exceeded the business performance does so as well. Mitesco operations and subsidiaries include The Good Clinic, LLC. The Good Clinic (www.thegoodclinic.com) is a wholly-owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. Learn more at mitescoinc.com and twitter.com/mitescoinc.

Contact:
Mitesco Investor Relations
Jimmy Caplan
jimmycaplan@me.com
512.329.9505

Forward Looking Statements

This press release contains forward looking statements, including, but not limited to, statements related to the expected foreclosure of several of our clinics. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the risk that the liens could result in defaults under the Company’s leases for the affected clinic locations; the risk that the amounts due under the leases could be accelerated; the risk that defaults under the Company’s leases could trigger other damages and remedies; the risk that commenced and threatened litigation may result in material judgements against the Company; the risk that foreclosure of the Company’s clinics may adversely affect the Company’s internal programs and the Company’s ability to recruit and retain skilled and motivated personnel, and may be distracting to employees and management; the risk that foreclosure of the Company’s clinics may negatively impact the Company’s business operations and reputation with or ability to serve customers; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov.